Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Preferred Apartment Communities, Inc. of our report dated March 15, 2012 relating to the financial statements of Preferred Apartment Communities, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

May 4, 2012

Atlanta, Georgia